UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CURAXIS PHARMACEUTICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	26-1919261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1004 Chagford Way
Raleigh, NC 27614
(Address of principal executive offices, including zip code)

Curaxis Pharmaceutical Corporation 2011 Incentive Stock Plan
(Full title of the plan)

(888) -919-2873
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)(3)

Common Shares, par value $0.0001 per share	7,500,000	$0.055	$412,500	$47.27

Total	7,500,000		412,500	$47.27

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Markets on December 7, 2011 of $0.055 per share.

(3)
Pursuant to Rule 457(p) under the Securities Act, the $47.27 registration fee is offset by the fee paid in connection with a registration statement on Form S-1 the registrant filed on October 5, 2011 (Registration No. 333-169765), which was withdrawn on November 17, 2010.

PART I

ITEM 1.    PLAN INFORMATION.

The documents containing the information specified in Item 1 will be sent or given to participants in the Curaxis Pharmaceutical 2011 Incentive Stock Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Curaxis Pharmaceutical Corporation
1004 Chagford Way
Raleigh, NC 27614
Attn: Corporate Secretary
(888) 919-2873

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Curaxis Pharmaceutical Corporation (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), respectively, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 31, 2011;

(b)	The Registrant’s current reports on Form 8-K, as filed with the Commission on June 30, 2011;

(c)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Commission on May 12, 2011, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as filed with the Commission on August 12, 2011 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the Commission on November 10, 2011; and

(d)
The description of the Registrant’s common stock contained in its registration statement on Form S-1/A (Registration Statement No: 333-171044) filed on January 1, 2011, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

ITEM 4.     DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Lucosky Brookman LLP (the “Firm”), 33 Wood Avenue South, 6th Floor, Iselin, NJ 08830.  Certain partners or employees of Lucosky Brookman LLP will be issued shares of common stock under the Plan from time to time in connection with payment for legal services rendered pursuant to the terms of a written engagement agreement.  Neither the Firm, nor any partners or employees have or is to receive a substantial interest direct or indirect in the Registrant, nor are any of them connected with the Registrant other than in their role as outside legal counsel for the Registrant.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection therewith.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.     EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Curaxis Pharmaceutical Corporation 2011 Incentive Stock Plan*

5.1	Opinion of Lucosky Brookman LLP.*

23.1	Consent of Independent Registered Public Accounting Firm, Rosenberg Rich Baker Berman and Company*

23.2	Consent of Lucosky Brookman LLP (contained in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages hereto).

*Filed herewith

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.

ITEM 9.      UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina, on December 9, 2011.

CURAXIS PHARMACEUTICAL CORPORATION

By:	/s/ Timothy R. Wright
Timothy R. Wright
Its:	Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints Timothy R. Wright, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

/s/ Timothy R. Wright	December 9, 2011
Timothy R. Wright
Chief Executive Officer

/s/ Michael W. George	December 9, 2011
Michael W. George
Director

/s/ K. Ivan F. Gothner	December 9, 2011
K. Ivan F. Gothner
Director

/s/ Stephen J. Leary	December 9, 2011
Stephen J. Leary
Director

/s/ Terence S. Novak	December 9, 2011
Terence S. Novak
Director

/s/ Michael R. Miller	December 9, 2011
Michael R. Miller
Director

/s/ Bert A. Spilker	December 9, 2011
Bert A. Spilker
Director

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